Exhibit 10.14

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is dated as of the first day of August 2006, by and between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Scheer & Company, Inc., a Connecticut corporation (“Consultant”). The parties entered into the prior Consulting Agreement on July 1, 2005, and the parties now wish to amend and restate that agreement as provided below.

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Consulting Services. The Company hereby engages Consultant to perform the services listed on the attached Schedule A (the “Services”). The parties will mutually agree upon the number of days that Consultant will devote to its performance of the Services. Consultant shall perform the Services at a place mutually agreed upon between the Company and Consultant. Consultant may provide the Company with additional professional and administrative support on terms and conditions (including additional compensation) agreeable to the Company and Consultant.

2. Term. Except as otherwise provided herein, the term of this Agreement (the “Term”) shall be from July 1, 2005 until June 30, 2007. Subject to mutual agreement by the parties this Agreement is renewable beyond the initial Term.

3. Compensation and Expenses. For performance of the Services, the Company shall pay Consultant the sum of $10,000 per month from July 1, 2005 through July 31, 2006, and $2,500 per month from August 1, 2006 onwards. Consultant shall invoice the Company monthly for such fee and the Company shall make payment thereof to Consultant within fifteen (15) days of each such invoice. In addition to such monthly compensation, from August 1, 2006 until the end of the Term, so long as David Scheer remains a director the Company shall pay Consultant for attendance by Mr. Scheer at the meetings of the Board of Directors at a rate of $1,000 per in-person meeting and a rate of $500 per telephonic meeting, which shall be paid in quarterly installments. Consultant shall be reimbursed for all reasonable and necessary expenses incurred by it while performing the Services, subject to the Company’s policy and procedures concerning reimbursement of such expenses in effect from time to time.

4. Covenant Not to Compete; Non-Interference.

(a) Consultant hereby covenants and agrees that during the Term it will not without reasonable prior notice to the Company, directly or indirectly, whether alone or in association with others, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, render advisory consultations or other services to, or otherwise associate in any manner with, any business which is engaged in the specific areas of research being conducted by the Company.

(b) Consultant hereby covenants and agrees that it will not, whether for its own account or for the account of any other person or entity, at any time during or after the Term, interfere with the relationship of the Company with or, at any time during the Term and for a period of two (2) years following termination of this Agreement, endeavor to entice away from the Company, any person or entity which at any time during the Term was an employee, consultant, representative, client or customer of the Company.

5. Covenant Not to Disclose.

(a) Consultant hereby covenants and agrees that, during the Term and for a period of five (5) years thereafter, it will not communicate, disclose or otherwise make available to any person or entity (other than the Company), or use for its own account or for the benefit of any other person or entity, any information or materials proprietary to the Company that relate to the Company’s business or affairs which is of a confidential nature, including, but not limited to, trade secrets, information or materials relating to existing or proposed pharmaceutical products (in all and various stages of development), “know-how”, marketing techniques and materials, marketing and development plans, customer lists and other customer information (including current prospects), price lists, pricing policies, personnel information and financial information (collectively, “Proprietary Information”). Proprietary Information includes any and all such information and materials, whether or not obtained by Consultant with the knowledge and permission of the Company, whether or not developed, devised or otherwise created in whole or in part by Consultant’s efforts, and whether or not a matter of public knowledge unless as a result of authorized disclosure. Proprietary Information shall not include any information that Consultant is required to disclose to, or by, any governmental or judicial authority provided that Consultant give the Company prompt written notice thereof so that the Company may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Agreement. Consultant further covenants and agrees that it will retain such knowledge and information which it acquires and develops during the Term respecting such Proprietary Information in trust for the sole and exclusive benefit of the Company and its successors and assigns.

(b) The provisions of this Section 5 shall apply to Proprietary Information obtained by the Company from any third party under an agreement including restrictions on disclosure.

6. Inventions.

(a) Consultant hereby covenants and agrees that it will promptly disclose to the Company all ideas, inventions, discoveries and improvements (including, but not limited to, those which are or may be patentable or subject to copyright protection) which it makes, originates, conceives or reduces to practice during the Term and which relate directly or indirectly to the business of the Company or to work or investigations done for the Company (collectively, “Inventions”). All Inventions shall be the sole and exclusive property of the

Company, and Consultant hereby assigns to the Company all rights therein, except as may otherwise be specifically agreed by the Company in writing.

(b) In order that the Company may protect its rights in the Inventions, Consultant hereby covenants and agrees that it will make adequate written records of all Inventions, which records shall be the Company’s property; and, both during and after the Term it will, without charge to the Company but at its request and expense, sign all papers, including forms of assignment, and render any other proper assistance necessary or desirable to transfer or record the transfer to the Company of its entire right, title and interest in and to the Inventions, and for the Company to obtain, maintain and enforce patents, copyrights, trade secrets or other protections thereon or with respect thereto (as the case may be) throughout the world.

(c) The obligations contained in this Section 6 shall continue beyond the Term with respect to Inventions (whether patentable or copyrightable or not) conceived or made by Consultant during the Term.

(d) By this Agreement, Consultant irrevocably constitutes and appoints the Company, for the period of the Term and for one (1) year thereafter, as its attorney-in-fact for the purpose of executing, in its name and on its behalf, such instruments or other documents as may be necessary to transfer, confirm and perfect in the Company the rights Consultant has granted to the Company in this Section 6.

7. Covenant to Report; Documents and Tangible Property. Consultant hereby covenants and agrees that it will promptly communicate and disclose to the Company all observations made and data obtained by it in the course of its relationship with the Company. All written materials, records, documents and other tangible property made by Consultant or coming into its possession during the Term concerning the business or affairs of the Company, including, but not limited to, any Inventions which are conceived or generated by Consultant, shall be the sole property of the Company and, upon the termination of the engagement (or at such earlier time as the Company may request Consultant to do so), Consultant will promptly deliver the same to the Company or to any party designated by it; provided, however, that Consultant may retain one complete copy of all materials for Consultant’s archival purposes to ensure compliance with this Agreement. Consultant hereby covenants and agrees to render to the Company, or to any party designated by it, such reports of the activities undertaken by Consultant or conducted under its direction during the Term as the Company may request.

8. Cooperation with the Company after Termination. Following termination of this Agreement for any reason (with or without cause), Consultant shall fully cooperate with the Company in all matters relating to the winding up of Consultant’s Services and the orderly transfer of such matters to any person designated by the Company and shall promptly return to the Company all of the property of the Company and any other materials or information related to the Company, including all work product, whether finished or unfinished, prepared or produced by Consultant for the benefit of the Company under this Agreement. Any reasonable expenses incurred by Consultant in connection with the performance of the obligations in this Section 8 shall be reimbursed by the Company.

9. Change in Control. In the event of a Change in Control of the Company, this Agreement will automatically terminate. “Change in Control” shall mean the consummation of a bona fide negotiated transaction in which (1) all or substantially all of the assets of the Company, or all or fifty percent (50%) or more of the shares of capital stock of the Company, are transferred to an unaffiliated third party or (2) the Company merges with or into or consolidates with another company and all or fifty percent (50%) or more of the ownership interest of the resulting company is held by unaffiliated third parties.

10. No Conflict; Independent Contractor.

(a) Consultant hereby represents and warrants to the Company that (a) this Agreement constitutes Consultant’s legal and binding obligation, enforceable against it in accordance with its terms, (b) its execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which it is a party or by which it is bound, and (c) during the Term, it will not enter into any agreement, either written or oral, in conflict with this Agreement or its obligations hereunder.

(b) It is understood and agreed that this Agreement does not create any relationship of association, partnership or joint venture between the parties, nor create any implied licenses, nor constitute either party as the agent or legal representative of the other for any purpose whatsoever; and the relationship of Consultant to the Company for all purposes, including, but not limited to, federal and state tax purposes, shall be one of independent contractor. Neither party shall have any right or authority to create any obligation or responsibility, express or implied, on behalf or in the name of the other, or to bind the other in any manner whatsoever.

11. Remedies. Consultant acknowledges that the Company may have no adequate remedy at law if Consultant violates any of the terms of this Agreement. In such event, the Company shall have the right, in addition to any other rights and remedies it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this Agreement.

12. Miscellaneous.

(a) Successors and Assigns; Entire Agreement; No Assignment; Severability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributees and personal representatives. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes other prior and contemporaneous arrangements or understandings with respect thereto (including, without limitation, the prior Consulting Agreement). Consultant may not assign this Agreement without the prior written consent of the Company. If any portion of this Agreement is deemed unenforceable, such provision shall be enforced to the fullest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

(b) Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) one (1) business day after the business day of transmission, if sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) one (1) business day after the business day of deposit with the carrier, if sent by Express Mail, Federal Express or other nationally-recognized express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers as follows: If to Consultant: Scheer & Company, Inc., 250 West Main Street, Branford, CT 06405, Attention: David I. Scheer, Telecopier: (203) 481-4164. If to the Company: Aegerion Pharmaceuticals, Inc., 1140 Route 22 East, Suite 304, Bridgewater, NJ 08807, Attention: CEO, Telecopier: 908-541-1155.

(c) Changes; No Waiver. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

(d) Governing Law; Jurisdiction. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Connecticut, without regard to the conflicts of law principles thereof. Each party hereby submits itself, for the sole purpose of this Agreement and any controversy arising hereunder, to the exclusive jurisdiction of the state and Federal courts located in the State of Connecticut, and waives any objection (on the grounds of lack of jurisdiction, forum non conveniens or otherwise) to the exercise of such jurisdiction over it by any such court in the State of Connecticut. Each party hereby agrees that service of process may be served on it or it by certified mail, return receipt requested, or overnight courier, sent to address of such entity listed in Section 11(b) above (or such other address as any such party notifies the others thereof by written notice).

(e) Survival. The obligations and responsibilities of Consultant under the agreements referred to in Section 4, 5, 6, 7 and 8 above shall remain in full force and effect and survive termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Consulting Agreement as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Gerald Wisler
Name:	Gerald Wisler
Title:	President & CEO

SCHEER & COMPANY, INC.

By:	/s/ David I. Scheer
Name:	David I. Scheer
Title:	President

Schedule A

Services

1. Subject to the vote of the Company’s stockholders and the Company’s By-Laws, Certificate of Incorporation and any voting agreement among the Company’s stockholders, David I. Scheer will hold the title of Chairman of the Board of Directors of the Company, and will provide services related to such position.

2. David I. Scheer and Amanda Hayward will provide support for the operations of the Company, including but not limited to, corporate governance, business development, project management, strategic and business planning, negotiation and overseeing of contracts, relationships, recruiting, fundraising, financial management, general administrative support and other functions reasonably necessary for advancing the business of the Company. The range of responsibilities of an operating or advisory nature may change with the hiring of members of the management team. Consultant may also introduce to the Company and/or assist in evaluation of other compounds that may be available for in-licensing, and that could compliment or expand the business of the Company. If any such compounds are determined by the Company to be appropriate candidates, Consultant will assist in facilitating negotiations involving the licensing by the Company of such compounds.

AMENDMENT TO TERMINATE

CONSULTING AGREEMENT

This Amendment to Terminate (this “Amendment”) is dated as of May 14, 2007, between Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Scheer & Company, Inc., a Connecticut corporation (“Consultant”), and amends the Amended and Restated Consulting Agreement between the Company and Consultant dated as of August 1, 2006 (the “Agreement”). All capitalized terms used herein, but not defined, have the meaning given them in the Agreement.

1. Pursuant to Section 12(c) of the Agreement, the Company and Consultant hereby terminate the Agreement effective as of the closing of the Company’s initial firm commitment underwritten public offering of equity securities, provided that the survival of certain obligations and responsibilities of Consultant, as set forth in Section 12(e) of the Agreement, shall survive the termination of the Agreement.

2. Reference is made to the Company’s Non-Employee Director Compensation Policy, which was approved by the Company’s Board of Directors on April 24, 2007 in the form set forth as Exhibit A attached hereto, which policy will become effective as of the closing of the Company’s initial firm commitment underwritten public offering of equity securities.

3. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall constitute but one agreement. Facsimile transmission of execution copies or signature pages for this Amendment shall be legal, valid and binding execution and delivery for all purposes.

In witness whereof, the parties have executed this Amendment as of the date first written above.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ William H. Lewis
Name:	William H. Lewis
Title:	Chief Financial Officer

CONSULTANT

SCHEER & COMPANY, INC.

By:	/s/ David I. Scheer
Name:	David I. Scheer
Title:	President

Exhibit A

AEGERION PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy of Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), is to provide a total compensation package that enables the Corporation attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Corporation or its subsidiaries. This policy will become effective as of the closing of the Company’s initial firm commitment underwritten public offering of equity securities (the “Effective Date”).

In furtherance of this purpose, following the Effective Date, all non-employee directors shall be paid cash compensation for services provided to the Corporation as set forth below.

	Annual Retainer	In-Person Attendance Per Meeting	Telephonic Attendance Per Meeting
Board
Chairman of the Board	$35,000	$1,000	$500
Other Directors	$20,000	$1,000	$500
Audit Committee
Committee Chairman	$10,000	$1,000	$500
Committee Members	$7,500	$1,000	$500
Other Board Committees
Committee Chairman	$7,500	$1,000	$500
Committee Members	$5,000	$1,000	$500

The Annual Retainer will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as Annual Retainer shall be annualized, meaning that non-employee directors who join the board during the calendar year, and with respect to all non-employee directors for 2007, such amounts shall be pro rated based on the number of calendar days served by such director.

The non-employee directors shall also be eligible to participate in the Corporation’s stock option plans on a case by case basis. Following the Effective Date, each person who is appointed or elected to the Board of Directors, or is re-elected to the Board of Directors, as a non-employee director will be eligible for an option grant to purchase 15,000 shares of common stock under the Corporation’s stock option plan on the date he or she first becomes a non-employee director (the “Director Option Grant”). For so long as the director remains on the Board of Directors, the Director Option Grant shall vest one-third (1/3) on each one-year anniversary of the date of grant. Director Option Grants become immediately exercisable upon the death, disability or retirement of a director or upon a change in control of the Company. In addition, the form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause. All of the foregoing options will be granted at fair market value on the date of grant.

The foregoing compensation will be in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board of Directors.